Exhibit 99

MEDIA CONTACT:
Peggy A. Palter
(847) 286-8361

INVESTOR RELATIONS CONTACT:
Pam White
(847) 286-1468

FOR IMMEDIATE RELEASE:
September 5, 2002

SEARS AUGUST COMPARABLE STORE SALES DECREASE 11.1 PERCENT

HOFFMAN ESTATES, Ill. - Sears, Roebuck and Co. today announced total domestic store revenues for the four weeks ended August 31, 2002 were $2.0 billion, a 8.7 percent decrease compared with the four weeks ended September 1, 2001. Comparable domestic store revenues decreased 11.1 percent.

"Our strategic initiatives are progressing well and continue to deliver operating income improvement," said Chairman and Chief Executive Officer Alan J. Lacy. "As we have previously stated, the greatest disruption at the store level from the implementation of our strategic initiatives is occurring this quarter, particularly this month. We continue to expect 2002 full year comparable earnings per share to increase approximately 22 percent to $5.15 from the prior year amount of $4.22."

In the company's full-line stores, hardlines sales declined for the month due to sales decreases in home appliances, home office and lawn and garden categories. In addition, apparel sales continued to be lower with double-digit declines in most merchandise categories. Off-mall formats experienced a low single-digit sales decrease, with declines in all formats.

Forward-Looking Statements

This release contains guidance on 2002 comparable earnings per share, which is a forward-looking statement based on assumptions about the future that are subject to risks and uncertainties, such as competitive conditions in retail; changes in consumer confidence and spending; changes in interest rates; delinquency and charge-off trends in the credit card receivables portfolio; continued consumer acceptance of the Sears Gold MasterCard Program; the successful execution of and customer reactions to Sears' Full-line store strategy and other performance improvement initiatives; Sears' ability to integrate and operate Lands' End successfully; anticipated cash flow; general economic conditions and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with

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certainty. While the company believes its forecasts and assumptions are reasonable, it cautions that actual results may differ materially. The company intends these forward-looking statements to speak only as of the time of this presentation and does not undertake to update or revise them as more information becomes available.

About Sears

Sears, Roebuck and Co. is a broadline retailer with significant service and credit businesses. In 2001, the company's annual revenue was more than $41 billion. The company offers its wide range of apparel, home and automotive products and services to families in the U.S. through Sears stores nationwide, including approximately 870 full-line stores. Sears also offers a variety of merchandise and services through its Web site, www.sears.com. In June 2002, Sears acquired Lands' End, a direct merchant of traditionally styled, classic Lands' End clothing offered to customers around the world through regular mailings of its specialty catalogs and online at www.landsend.com. The company makes available by phone a recorded message on sales performance of its domestic stores. The message is updated weekly and can be heard by calling (847) 286-6111.

	Sears, Roebuck and Co.
	4 Weeks	30 Weeks
2002 Domestic Store Revenues Ended August 31, 2002	$ 2,019,400,000	$ 15,690,800,000
2001 Domestic Store Revenues Ended September 1, 2001	2,212,000,000	16,085,500,000
Percent Change	-8.7%	-2.5%
Comparable Domestic Stores Percent Change	-11.1%	-4.9%

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